EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:

Investor Contact:	Media Contact:
GenVec, Inc.	Tiberend Strategic Advisors, Inc.
Douglas J. Swirsky	Andrew Mielach
(240) 632-5510	(212) 827-0020
dswirsky@genvec.com	amielach@tiberendstrategicadvisors.com

GENVEC REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

GAITHERSBURG, MD – May 6, 2010 – GenVec, Inc. (NASDAQ:GNVC) today announced its financial results for the first quarter ended March 31, 2010.

GenVec reported a net loss of $4.7 million ($0.04 per share) for the first quarter of 2010, compared to a net loss of $5.7 million ($0.06 per share) in the comparable quarter of 2009.

Revenue for the first quarter decreased 23% to $2.9 million from $3.8 million in the same period last year.  The decrease for the three-month period ended March 31, 2010 is primarily due to decreased revenue associated with our agreement with the Department of Homeland Security (DHS) for the foot-and-mouth disease (FMD) program of $1.2 million.  The lower revenue under the DHS agreement is a result of the decreased work scope and effort in 2010 as compared to the 2009 period.  The decreased revenue associated with our DHS agreement has been partially offset by increased revenue of $0.6 million under our hearing loss and balance disorder program with Novartis that began in January 2010.

Operating expenses for the first quarter of 2010 decreased 17% to $7.7 million from $9.2 million in the same period last year. The decrease is primarily due to lower manufacturing and data management costs related to our TNFerade program.  Also contributing to the decreased operating expenses but to a lesser extent were lower personnel, depreciation, license and insurance costs.  These decreases are partially offset by increased general laboratory supply, professional, and facility costs.

GenVec ended the first quarter of 2010 with $43.2 million in cash, cash equivalents, and investments.

2010 Guidance

“As previously announced, we have discontinued the PACT trial, which we believe will reduce our anticipated spending for 2010 by approximately $10 million. Therefore, based on our current operations we currently expect our cash burn this year will be between $12.0 million and $14.0 million. For 2010, we believe revenues from grants and collaborations will total between $14.0 million and $20.0 million,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Friday, May 7, 2010 to discuss the Company’s first quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 72058383. An audio replay of the conference call will be available starting at 11:00 a.m. EDT on May 7, 2010 through May 14, 2010. To listen to the audio replay, dial 800-642-1687 or 706-645-9291.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec uses its proprietary adenovector technology to develop TNFerade for the treatment of certain cancers and vaccines for infectious diseases including influenza, HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. GenVec also discovers and develops novel treatments for hearing loss and balance disorders through a worldwide collaboration with Novartis. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$2,938	$3,795

Operating expenses:
Research and development	5,745	7,289
General and administrative	1,948	1,930
Total operating expenses	7,693	9,219

Loss from operations	(4,755)	(5,424)
Interest income	-	27
Interest expense, net of change in fair value of Kingsbridge warrants	87	(13)
Other	(31)	(271)
Net loss	$(4,699)	$(5,681)

Basic and diluted net loss per share	$(0.04)	$(0.06)

Shares used in computing basic and diluted net loss per share	119,691	88,600

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	March 31, 2010	December 31, 2009
	(Unaudited)

Cash and investments	$43,170	$10,961
Working capital	39,352	7,002
Total assets	46,183	13,443
Stockholders’ equity	38,516	7,636

###